Exhibit 10.2

CABOT INDUSTRIAL VALUE FUND, L.P.

Second Amended and Restated Limited Partnership Agreement

July 21, 2005

(to be renamed DCT Industrial Value Fund I, L.P.)

Table of Contents

1. Recitals and Definitions
1.1	Recitals
1.2	Admission of Partners
1.3	Definitions

2. Formation of Partnership
2.1	Organization
2.2	Partnership Name
2.3	Purposes and Powers
2.4	Principal Business Office, Registered Office and Registered Agent
2.5	Qualification in Other Jurisdictions
2.6	Powers
2.7	Partners

3. Capitalization
3.1	Initial Capital Contributions
3.2	GP Affiliate Loan
3.3	Capital Accounts
3.4	Capital Contributions for Unanticipated Needs

4. Books; Accounting; Tax Elections; Reports
4.1	Books and Records
4.2	Annual Financial Statements and Valuation
4.3	Quarterly Financial Statements
4.4	Insurance
4.5	Right to Information
4.6	Filing of Returns; Tax Information
4.7	Tax Matters Partner
4.8	Fiscal and Taxable Year
4.9	Taxation as Partnership

5. Allocation Of Income And Loss
5.1	Allocation of Profits and Losses
5.2	Section 704(c) Tax Allocations

6. Distributions
6.1	Definitions Relating to Distributions
6.2	Distributions
6.3	Distributions Related to the Helen Street Property

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6.4	Distributions Related to Baltimore Property
6.5	CSFB Fee
6.6	Withholding

7. Rights and Obligations of Partners
7.1	Limited Liability
7.2	Authority

8. Rights and Obligations of General Partner and Management of the Partnership
8.1	General Responsibilities
8.2	Contracts with Affiliates
8.3	Compensation and Expense Reimbursement
8.4	Actions Requiring Cabot’s Consent
8.5	Fiduciary Obligation of General Partner
8.6	Other Permitted Business

9. Transfers of Partnership Interests
9.1	Prohibition of Transfers
9.2	Prohibition of Indirect Transfers
9.3	Non-Recognition of Certain Transfers
9.4	Withdrawal

10. General Partner Defaults; Termination
10.1	Default and Remedies
10.2	Dissolution
10.3	Application of Assets

11. Indemnification of General Partner and Partners
11.1	Exculpation
11.2	Indemnification
11.3	Payment of Indemnification Expenses

12. Miscellaneous
12.1	Notices
12.2	Successor and Assigns
12.3	Applicable Law
12.4	Severability
12.5	Counterparts
12.6	Entire Agreement
12.7	Titles
12.8	Further Assurances
12.9	Consent to Jurisdiction
12.10	Amendments
12.11	Waiver of Jury Trial
12.12	Confidentiality

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Schedules

Schedule A	Partner Information
Schedule 3.2	Form of Bottom Dollar Guarantee
Schedule 8.4(a)	Properties Subject to Sale Restrictions

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Cabot Industrial Value Fund, L.P.

Second Amended and Restated Limited Partnership Agreement

1.                                      Recitals and Definitions

1.1                                 Recitals.  This Second Amended and Restated Limited Partnership Agreement (this “Agreement”) is entered into as of July  21, 2005 among Cabot Industrial Value Fund, Inc., a Maryland corporation (the “General Partner”), as the sole general partner, Cabot Industrial Value Fund Manager, LLC, a Delaware limited liability company (“Cabot”) as a limited partner and the other limited partners listed on Schedule A to amend and restate the Amended and Restated Limited Partnership Agreement dated of September 30, 2003 (the “Original LP Agreement”) of Cabot Industrial Value Fund, L.P., a Delaware limited partnership (the “Partnership”).

1.2                                 Conversion of Partners.  Cabot, the General Partner and the Other Limited Partners were the parties to the Original LP Agreement.  Each hereby consents to the conversion of Cabot’s interest from a general partner partnership interest to a limited partner partnership interest and the conversion of the General Partner’s interest from a limited partner partnership interest to a general partner partnership interest.

1.3                                 Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Agreement” - See Section 1.1.

“Allowed Asset Management Agreement” – See Section 8.2.

“Baltimore Property” is defined in the Merger Agreement.

“Cabot Limited Partners” means Cabot and the Other Limited Partners.

“CapEx” means tenant improvements, leasing commissions and other capital expenditures to the Properties.

“Capital Account” - See Section 3.3.

“Capital Call Notice” - See Section 3.1.

“Capital Contributions” means the Initial Capital together with any funds provided to the Partnership by the Partners pursuant to Section 3.4.

“Certificate” - See Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and, to the extent applicable, regulations promulgated thereunder.

“Cost Base” means $695,300,000 plus (1) out-of-pocket diligence, legal, accounting and other transaction costs incurred by any GP Affiliate in connection with the acquisition of its interest in the General Partner, the negotiation and consummation of the transactions contemplated by the Merger Agreement, and the negotiation of the Put/Call Agreement, plus (2) the cost of acquiring any additional properties by the Partnership or its Subsidiaries (including out-of-pocket diligence, legal, accounting and other transaction costs), and less (3) the gross sale proceeds from the sale of any Property less net closing adjustments and out-of-pocket transaction costs incurred in connection therewith.

“CSFB Agreement” means the letter agreement dated January 14, 2002, between the Credit Suisse First Boston Corporation and Cabot Properties LLC as assigned on December 4, 2002 to and assumed by the Partnership, as amended on December 20, 2002, April 16, 2003 and December 5, 2003.

“DCT” means Dividend Capital Trust Inc., a Maryland corporation.

“Fiscal Year” – See Section 4.8.

“Funding Partner” – See Section 3.4(c)

“General Partner” - See Section 1.1.

“General Partner Indemnified Parties” - See Section.

“GP Affiliate” means (i) DCT, (ii) the General Partner, (iii) any person directly or indirectly through one or more entities, beneficially owning an equity interest in the General Partner (excluding shareholders in DCT and their direct and indirect beneficial owners), (iv) any officer, director, or trustee of the foregoing, or (v) any entity controlled by, controlling or under common control with DCT or the General Partner.

“GP Affiliate Loan” means a loan from a GP Affiliate to the Partnership.

“Helen Street Property” means the property at 200 Helen Street in South Plainfield, New Jersey indirectly owned by a subsidiary of the Partnership.

“Helen Street Value” is defined in the Merger Agreement.

“Initial Capital” - See Section 3.1.

“Limited Partners” means Cabot and the Other Limited Partners as long as they are partners in the Partnership.

“Merger Agreement” means the Agreement and Plan of Merger between DCT, DCT Acquisition Corporation, Cabot, and the General Partner dated as of June 17, 2005.

“Net Capital Proceeds” - See Section 6.1.

“Operating Cash Flow” - See Section 6.1.

“Other Limited Partners” means those parties listed on Schedule A as other limited partners.

“Partner” means each of the General Partner, Cabot and the Other Limited Partners as long as they are partners in the Partnership.

“Partnership” - See Section 1.1.

“Percentage” means, as to each Partner, the percentage listed on Schedule A as it may be adjusted pursuant to the terms of this Agreement.

“Preferred Percentage” means, as to each Cabot Limited Partner, the percentage listed on Schedule A as its preferred percentage.

“Properties” - means the properties owned by the Partnership or any of its direct or indirect subsidiaries as of the date of this Agreement, or hereafter acquired as permitted under this Agreement.

“Put/Call Agreement” means the Put/Call Agreement dated as of date of this Agreement entered into by the Cabot Limited Partners, the General Partner and DCT regarding transfers of interests in the Partnership.

“Seattle Property” means that property at South 212th Street, Kent, Washington to be acquired by a subsidiary of the Partnership.

“Seller Pro Rata Percentage” – is defined in the Merger Agreement.

“Seller Representative” – is defined in the Merger Agreement.

“Stockholders” – is defined in the Merger Agreement.

“Subsidiaries” – is defined in the Merger Agreement.

2.                                      Formation of Partnership

2.1                                 Organization.  The Partnership has been formed by the filing of its Certificate of Limited Partnership with the Delaware Secretary of State pursuant to the Act.  The Certificate of Limited Partnership may be restated by the General Partner as provided in the Act or amended by the General Partner to change the name of the Partnership, the address of the office of the Partnership in Delaware and the name and address of its resident agent in Delaware or to make corrections required by the Act.  The Certificate of Limited Partnership, as so amended from time to time, is referred to herein as the “Certificate.”  The General Partner shall deliver a copy of the Certificate and any amendment thereto to any Partner who so requests.

2.2                                 Partnership Name.

(a)                                  The name of the Partnership is “Cabot Industrial Value Fund, L.P.”

(b)                                 Within five business days after the date of this Agreement, the General Partner shall change the name of the Partnership to “DCT Industrial Value Fund I, L.P.”.

(c)                                  Within five business days after the date of this Agreement, the General Partner will change its name to “DCT Industrial Value Fund I, Inc.”

2.3                                 Purposes and Powers.  The principal business activity and purposes of the Partnership shall be to acquire, improve, develop, finance, hold, own, operate, maintain, manage, hold, lease, redevelop, sell, mortgage, pledge, exchange, convey, or otherwise dispose of the Properties either directly or through direct or indirect subsidiaries of the Partnership, and to engage in all activities necessary, convenient or incidental thereto in accordance with the terms of this Agreement.  The business of the Partnership shall be conducted in such a manner as the General Partner reasonably believes will permit the General Partner at all times after December 31, 2002 to be classified as a real estate investment trust under Code Section 856.

2.4                                 Principal Business Office, Registered Office and Registered Agent.

(a)                                  The principal business office of the Partnership shall be located at:

c/o Dividend Capital Trust Inc.
518 17th Street, 17th Floor
Denver, Colorado  80202

The principal business office of the Partnership may be changed from time to time by the General Partner.  The General Partner shall promptly notify the Partners of any change in such principal business office.

(b)                                 The registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801.  The agent for service of process on the Partnership pursuant to the Act shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801.  The registered agent and registered office of the Partnership may be changed by the General Partner from time to time.  The General Partner shall promptly notify the Partners of any such change.

2.5                                 Qualification in Other Jurisdictions.  The General Partner shall cause the Partnership to be qualified or registered to the extent required under applicable laws in each state in which a Property is located and in any other jurisdiction in which the Partnership transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of agents for service of process in such jurisdictions.

2.6                                 Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Partnership shall have and exercise all of the powers and rights which can be conferred upon limited partnerships formed pursuant to the Act.

2.7                                 Partners.  The Partners of the Partnership and their addresses are listed on Schedule A.  The General Partner shall amend Schedule A from time to time by to reflect the withdrawal of Partners or the admission of additional Partners pursuant to this Agreement.

3.                                      Capitalization

3.1                                 Initial Capital Contributions.  The General Partner has contributed (or will contribute on the date hereof) capital to the Partnership in the amount shown on Schedule A and each Limited Partner is deemed to have contributed capital to the Partnership in the amounts shown as such Partner’s Capital on Schedule A (the “Initial Capital”).

3.2                                 GP Affiliate Loan.  The Partnership has borrowed and may borrow from time to time GP Affiliate Loans.  The interest rate on a GP Affiliate Loan shall not be in excess of DCT’s incremental cost of its third party borrowed funds from time to time.  The maximum principal amount of the GP Affiliate Loans which when added to the mortgage debt of the Partnership shall not exceed CapEx plus 50% of the Cost Base.  The GP Affiliate Loan shall have a term of at least 2 years after the date of this Agreement, shall only require monthly payments of interest in arrears, with no required payments of principal until after July 1, 2007.  Each of the Cabot Limited Partners shall have the right to partially guarantee up to its pro rata share (based on their relative Percentages) of $4,556,000 million of the initial GP Affiliate Loan pursuant to “bottom dollar guarantees” in the form of Schedule 3.2 attached hereto.

3.3                                 Capital Accounts.  A separate capital account (each, a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 3.3 shall be interpreted and applied in a manner consistent therewith.  The balance of each Partner’s Capital Account as of the date of this Amendment has been adjusted to equal the fair market value of its interest as set forth on Schedule A.  Whenever the Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership shall so adjust the Capital Accounts of the Partners.  In the event that the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c) and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 5.  In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.  The Capital Accounts of the Partners shall be maintained solely for the purpose of allocating income and loss among the Partners for tax purposes, and shall not affect the distributions payable to any Partner, including upon liquidation of the Partnership.  The Partners shall not be required to contribute capital to the Partnership to restore a deficit balance in its Capital Account upon liquidation or otherwise.

3.4                                 Capital Contributions for Unanticipated Needs.

(a)                                  If the General Partner determines that additional capital is needed for the operations of the Partnership it may be called in accordance in this Section 3.4.

(b)                                 If the General Partner determines that the Partnership requires additional funds beyond funds made available pursuant to Section 3.1 or Section 3.2 to meet its existing obligations or to conduct its business, the General Partner may give written notice (a “Capital Call Notice”) to the Partners indicating the amount required by the Partnership and the purpose for which such funds are required.  Within ten business days of receipt of such Capital Call Notice, each Partner shall give notice to the General Partner indicating whether or not it agrees to make an additional capital contribution to the Partnership in an amount equal to its pro rata share, based upon their Percentages, of the required funds.  If any Partner elects to make a capital contribution, then the Partner shall make a capital contribution in the amount of its pro rata share of the required funds within five business days of such election.

(c)                                  If any Partner elects not to make an additional capital contribution pursuant to the Capital Call Notice, any Partner which has agreed to fund its pro rata share of the requested capital (each a “Funding Partner”) may at any time thereafter as long as the Partnership continues to require such additional funds indicated in the Capital Call Notice, give written notice (an “Optional Funding Notice”) to the other Partners that it is prepared to make all or a portion of the required funds available to the Partnership.  Each Funding Partner shall be entitled to provide up to its pro rata share, based on Percentages, of the required funds by contributing such funds to the Partnership not later than ten business days after the Optional Funding Notice.

(d)                                 After the contribution of capital pursuant to a Capital Call Notice or Optional Funding Notice in which not all Partners participate, each Partner’s Percentage will be adjusted to equal the quotient of (A) the sum of (x) the Partner’s Initial Capital plus (y) the amount of cash, if any, contributed by the Partner since the date hereof divided by (B) the sum of (u) all Partners’ Initial Capital plus (v) the aggregate amount of all cash contributed by all Partners since the date of this Agreement.  The funds contributed pursuant to a Capital Call Notice or Optional Funding Notice will not receive any preferred payment, special allocation or other special treatment other than the foregoing adjustment to Percentages.

(e)                                  Each Partner acknowledges that the failure to participate in any funding pursuant to this Section 3.4 may result in a dilution of its interest and rights in the Partnership.  No Cabot Limited Partner shall be obligated to provide funds pursuant to this Section 3.4.

4.                                      Books; Accounting; Tax Elections; Reports

4.1                                 Books and Records.  The General Partner shall keep complete and accurate books and records of the Partnership in accordance with generally accepted accounting principles.  The books of the Partnership shall at all times be maintained or made available at the principal business office of the Partnership.  A current list of the full name and last known business address of each Partner, set forth in alphabetical order, a copy of the Certificate and all amendments thereto, executed copies of all powers of attorney pursuant to which the Certificate or any certificate of amendment has been executed, copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years, copies of this Agreement and of any financial statements of the Partnership for the three most recent years and all other records required to be maintained pursuant to the Act shall be maintained at the principal business office of the Partnership.

4.2                                 Annual Financial Statements and Valuation.  Within ninety (90) days after the end of each Fiscal Year, the General Partner, at Partnership expense, shall prepare and mail to each Limited Partner and to each former Partner who withdrew during such Fiscal Year (or to such former Partner’s legal representative, as applicable) (i) a summary description of each acquisition or disposition by the Partnership during the previous Fiscal Year, including any transactions with any GP Affiliate, and (ii) a statement of all distributions made to such Partner during the previous fiscal quarter and the previous Fiscal Year and such Partner’s Capital Account balance.  The General Partner shall also furnish to the Limited Partners a balance sheet and schedule of investments of the Partnership as of the end of the Fiscal Year and statements of operations, and cash flow for such Fiscal Year, in each case certified by the General Partner as true and correct and prepared in accordance with generally accepted accounting principles as customarily implemented by DCT.  Consistent with the requirements of generally accepted accounting principles, the Partnership’s assets will be presented on a book value basis.

4.3                                 Quarterly Financial Statements.  Within sixty (60) days after the end of each of the first three (3) quarters of each Fiscal Year, the General Partner shall mail to each Limited Partner unaudited balance sheets, an unaudited cash flow statement and an unaudited income statement of the Partnership as at such quarter-end.  The General Partner shall also provide the Partners with a quarterly report of the Partnership’s business and activities, including a summary of investments and dispositions made during the prior quarter.

4.4                                 Insurance.  The General Partner shall cause the Properties to be insured in accordance with customary practices.  In any event, the insurance coverage should be no less than comparable insurance carried by DCT and its subsidiaries on properties similar to the Properties.

4.5                                 Right to Information.  Each Partner shall have the right at all reasonable times during usual business hours to examine and make copies of or extracts from the books of account and records of the Partnership and to have such materials audited at such Partner’s expense.  The General Partner shall promptly furnish to the Partners (i) such other information bearing on the financial condition and operations of the Partnership or the status of the Property as a Partner may from time to time reasonably request and (ii) such information as Cabot deems necessary or appropriate to comply with the tax disclosure, list maintenance and registration requirements of Sections 6011, 6111 and 6112 of the Code and the regulations promulgated thereunder.

4.6                                 Filing of Returns; Tax Information.

(a)                                  The General Partner shall cause the preparation and timely filing of all Partnership tax returns and reports and shall, on behalf of the Partnership, timely file all other writings required by any governmental authority having jurisdiction.  The General Partner shall timely provide to each Partner information sufficient to permit them to file their respective income tax returns, including information sufficient to determine estimated tax payments required with respect to the income of the Partnership for quarterly estimated tax payments and with respect to any extension for filing their income tax returns, if applicable.

(b)                                 With respect to any tax return that includes any taxable periods or portions thereof beginning on or prior to the date of this Agreement (an “Applicable Tax Return”), the General Partner shall prepare such returns in a manner consistent with past practice, except as otherwise consented to by Cabot.  The General Partner shall provide copies of any Applicable Tax Returns to Cabot for review and approval at least forty-five (45) days prior to the anticipated filing date thereof.  If Cabot objects to the treatment of any item reflected on such tax return, the parties shall attempt to resolve such dispute in good faith and if no resolution is reached, will submit the matter to an independent accounting or law firm for a determination of which party’s position is supported by the greater weight of authority.  Such determination shall be binding on both parties.  The General Partner shall not amend any Applicable Tax Return without the consent of Cabot.

4.7                                 Tax Matters Partner.  The General Partner shall be the “tax matters partner” for purposes of Section 6231 of the Code.  The tax matters partner shall keep the Partners fully apprised of any action required to be taken or which may be taken by the tax matters partner for the Partnership.

4.8                                 Fiscal and Taxable Year.  The “Fiscal Year” of the Partnership shall be the same as the taxable year of the Partnership.  The taxable year of the Partnership shall be the period ending on December 31.

4.9                                 Taxation as Partnership.  The Partners agree that the Partnership will be taxed as a partnership, and the General Partner shall use all reasonable efforts to ensure that the Partnership is treated as a partnership for tax purposes.

5.                                      Allocation Of Income And Loss

5.1                                 Allocation of Profits and Losses.  All items of Partnership income, gain, loss and deduction as determined for Code Section 704(b) book purposes shall be allocated among the Partners and credited or debited to their respective Capital Accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-1(b)(2)(ii)(i) (as provided hereinafter) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Partners in accordance with the Partners’ interests in the Partnership, which, unless otherwise required by Code Section 704(b) and the Treasury Regulations promulgated thereunder, shall be in proportion to their Percentages.  To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Partner’s Capital Account at the end of any taxable year (increased by the sum of (a) such Partner’s “share of partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(g)(1) and (b) such Partner’s share of “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(5)) would be positive to the extent of the amount of cash that such Partner would receive (or would be negative to the extent of the amount of cash that such Partner would be required to contribute to the Partnership) if the Partnership sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Partnership remaining after payment of all liabilities (other than nonrecourse liabilities) of the Partnership were distributed in liquidation immediately following the end of such taxable year in accordance with Section 6.2.

5.2                                 Section 704(c) Tax Allocations.  Except as set forth below or as required by the Code or Regulations, income, gain, loss and deduction of the Partnership shall be allocated for tax purposes in the same manner as such items were allocated for book purposes pursuant to Section 5.1.  With respect to any property of the Partnership to which Section 704(c) applies or with respect to which the principles of Section 704(c) apply as a result of any adjustment to the valuation thereof pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Partnership shall use the “traditional method” of allocating income, gain, deduction and loss, in each case without curative or remedial allocations.  Allocations pursuant to this Section 5.2 shall be for U.S. federal income tax purposes and shall not affect the Capital Account balances of the Partners.

6.                                      Distributions

6.1                                 Definitions Relating to Distributions.  The following terms have the meanings indicated:

“Operating Cash Flow” means all receipts of the Partnership and its direct or indirect subsidiaries (other than Net Capital Proceeds, proceeds from the Helen Street Property pursuant to Section 6.3 below and proceeds from the sale of the Baltimore Property pursuant to Section 6.4 below) in excess of the following items (except to the extent any of the following are funded out of reserves or proceeds from capital events):  (i) operating expenses, (ii) scheduled debt service payments, including debt service on the GP Affiliate Loan and (iii) the funding of reserves of $0.10 per rentable square foot at the Properties per year.

“Net Capital Proceeds” means proceeds from any sale (other than proceeds from the Helen Street Property pursuant to Section 6.3 below and from the sale of the Baltimore Property pursuant to Section 6.4 below), refinancing, insurance recovery, eminent domain award or other similar capital event, in excess of amounts required to pay (i) debt then due, (ii) amounts expended to purchase additional properties pursuant to a 1031 exchange, and (iii) out-of-pocket transaction costs.

6.2                                 Distributions.  Operating Cash Flow shall be distributed quarterly as soon as practicable, and in any event, within fifteen days after the end of each quarter, to the extent such distribution is not prohibited by third-party debt agreements of the Partnership or a Subsidiary.  Net Capital Proceeds, if any, and any proceeds from the Helen Street Property pursuant to Section 6.3 below and proceeds from the Baltimore Property pursuant to Section 6.4 below shall be distributed as soon as reasonably practicable, and in any event within ten days after the same become available for distribution, to the extent such distribution in not prohibited by third-party debt agreements of the Partnership or a Subsidiary.  All distributions of Operating Cash Flow and Net Capital Proceeds shall be made to the Partners in accordance with their Percentages.  Any payments made to the Seller Representative pursuant to Section 6.3 or Section 6.4 below for payment to the Stockholders is being made at the request of the Partners who are GP Affiliates to discharge an obligation of DCT pursuant to the Merger Agreement.  Any such payments shall be treated for all purposes of this agreement (including for all tax reporting purposes) as having been distributed pro rata to those Partners who are GP Affiliates in proportion to their respective Percentages, and in no event will any Stockholder be treated as owning any interest in the Partnership for legal, tax, regulatory or any other purpose.  Notwithstanding the foregoing, if upon the earlier of (i) a Cabot Limited Partner ceasing to be a partner in the Partnership, and (ii) the first anniversary of the date hereof, such Cabot Limited Partner has not received aggregate distributions of Operating Cash Flow since the date hereof at a rate of at least 3.5% per annum on its Initial Capital (as shown on Schedule A, as increased by any additional Capital Contributions made by such Cabot Limited Partner pursuant to Article 3), then the Partnership shall make a special distribution to such Cabot Limited Partner of an amount such that, after such distribution, the Cabot Limited Partner will have received aggregate distributions of Operating Cash Flow since the date hereof at a rate of 3.5% per annum on its Initial Capital (as shown on Schedule A, as increased by any additional Capital Contributions made by such Cabot Limited Partner pursuant to Article 3).  In the event that a Cabot Limited Partner receives such special distribution pursuant to clause (ii) of the preceding sentence, such special distribution shall be offset against any such Cabot Limited Partner’s share of subsequent distributions of Operating Cash Flow, if any, to the partners of the Partnership with respect to the fiscal quarter in which such first anniversary occurred; but not offset against distributions from any future fiscal quarter.  The General Partner shall contribute additional capital to fund this special distribution if the Partnership does not have funds available.

6.3                                 Distributions Related to the Helen Street Property.

(a)                                  “Helen Street Proceeds” means the sale proceeds received by Partnership (or its Subsidiaries) upon the sale of the Helen Street Property (net of third party transaction costs borne by Partnership or its Subsidiaries, including without limitation any taxes due upon such sale and payable by the Partnership or the applicable Subsidiary (excluding, for the purposes of clarity, any income taxes that may be payable by the Partners, any Subsidiary of the Partnership or any direct or indirect interest holder in a Partner other than any such income taxes payable upon applicability of the exception set forth in Section 5.5(c) of the Merger Agreement under which the General Partner could be entitled to treat such income as income from a prohibited transaction as defined in Section 857(b)(6) of the Code) and any prepayment premium due on the indebtedness encumbering the Helen Street Property, all as estimated in good faith by the General Partner and approved by Cabot, which approval will not be unreasonably withheld).  “Helen Street Preferred Amount” means Helen Street Proceeds in excess of the Helen Street Value.

(b)                                 Once the sale of the Helen Street Property is consummated pursuant to the current purchase and sale agreement with Nakash 200 Helen Street LLC (the “P&S”), the Partnership will pay to (1) the Seller Representative, for payment to the Stockholders the product of Helen Street Preferred Amount, multiplied by the Seller Pro Rata Percentage, (2) to each Cabot Limited Partner, the product of the Helen Street Preferred Amount multiplied by such Cabot Limited Partner’s Preferred Percentage and (3) the remaining Helen Street Proceeds to the Partners pro rata in proportion to their Percentages.  Otherwise the Partnership will entertain unsolicited offers to purchase the Helen Street Property from prospective purchasers that intend to use the Helen Street Property for their own use for net sale proceeds that would result in Helen Street Proceeds greater than the Helen Street Value.  If the current buyer of the Helen Street Property fails to close under the P&S and the Partnership enters into another binding contract after the date hereof for the sale of the Helen Street Property with a purchaser that intends to use the Helen Street Property for its own use (or for use by an affiliate of the purchaser) within six months after the date of this Agreement and such transaction is consummated (during or after such 6 month period), then upon the consummation of such sale the Partnership will pay, or cause to be paid, to (1) the Seller Representative, for payment to the Stockholders fifty percent of the product of the Helen Street Preferred Amount, multiplied by the Seller Pro Rata Percentage, (2) to each Cabot Limited Partner, fifty percent of the product of the Helen Street Preferred Amount multiplied by such Cabot Limited Partner’s Preferred Percentage and (3) the remaining Helen Street Proceeds to the Partners pro rata in proportion to their Percentages.

(c)                                  If there is a final judgment in or settlement of the litigation involving from the (A) the Escrow Agreement dated November 18, 2004 for rent from Odd Job Acquisitions Corp. (the “Helen Street Rent Escrow”) or (B) the Escrow Letter Agreement dated November 18, 2004 related to improvements to Helen Street Property (the “Helen Street Improvements Escrow”), each between a Subsidiary of the Partnership and 200 Helen Street, LLC, within three years following the Date of this Agreement, then the following shall apply:

(i)                                     If the full amount of the Helen Street Rent Escrow is recovered by the Partnership, then (1) an amount equal to the product of (X) $43,243.16 for the month of April 2005 and $206,643.76 for each month thereafter until the date of this Agreement (collectively, the “Helen Street Preferred Rent Escrow Amount” multiplied by (Y) the Seller Pro Rata Percentage shall be paid to Seller Representative for payment to the Stockholders, (2) to each Cabot Limited Partner, the Helen Street Preferred Rent Escrow Amount multiplied by such Cabot Limited Partner’s Preferred Percentage and (3) the remaining net proceeds from the Helen Street Rent Escrow to the Partners pro rata in proportion to their Percentages.

(ii)                                  If less than all of the Helen Rent Street Escrow is recovered by the Partnership pursuant to such final judgment or settlement, then the amount so recovered shall be divided between the Seller Representative (for payment to the Stockholders), the Cabot Limited Partners and the Partnership in the same proportion that they would have divided the recovery of the full Helen Street Rent Escrow pursuant to 6.3(c)(i) above.

(iii)                               There shall be paid (1) to Seller Representative for payment to the Stockholders an amount equal to the product of (X) the amount recovered from the Helen Street Improvements Escrow multiplied by (Y) the Seller Pro Rata Percentage, and (2) to each Cabot Limited Partner, the amount recovered from the Helen Street Improvements Escrow multiplied by such Cabot Limited Partner’s Preferred Percentage.

Notwithstanding the foregoing, all out-of-pocket expenses (excluding any internal allocated costs) incurred by the Partnership after the date hereof in connection with the litigation or settlement of the Helen Street Rent Escrow (which are not otherwise paid or reimbursed to the Partnership from a third party) shall be deducted from the Helen Street Rent Escrow prior to any payments made in accordance with the foregoing.  Unless otherwise agreed to by Seller Representative (acting on behalf of the Stockholders), if the Helen Street Property is sold after the date of this Agreement, the Partnership will, as a condition to such sale, require the purchaser to agree to submit any payments it receives upon a final judgment in or settlement of the litigation involving the Helen Street Rent Escrow or the Helen Street Improvements Escrow to Partnership so that Partnership may pay such amounts to the Seller Representative or the Cabot Limited Partners as set forth above.

6.4                                 Distributions Related to Baltimore Property.

(a)                                  If the Baltimore Property is sold within twelve months after the date of this Agreement, General Partner will pay, or cause to be paid within three business days after the closing of the sale of the Baltimore Property in the following order:

(i)                                     to the Seller Representative, for payment to the Stockholders under the Merger Agreement, an aggregate amount of cash equal to the Seller Pro Rata Percentage of the first $300,000 of the Baltimore Preferred Proceeds;

(ii)                                  to each Cabot Limited Partner, their Preferred Percentage of first $300,000 of the Baltimore Preferred Proceeds;

(iii)                               to the General Partner, the next $300,000 of Baltimore Preferred Proceeds;

(iv)                              to the Seller Representative, for payment to the Stockholders under the Merger Agreement, an aggregate amount of cash equal to the Seller Pro Rata Percentage of 50% of the Baltimore Preferred Proceeds remaining after (i), (ii) and (iii);

(v)                                 to each Cabot Limited Partner, their Preferred Percentage of 50% of the Baltimore Preferred Proceeds remaining after (i), (ii) and (iii);

(vi)                              to the Partners, the remaining Baltimore Proceeds, pro rata in proportion to their Percentages.

(b)                                 The “Baltimore Proceeds” means the sale proceeds received by the Partnership (or its Subsidiaries) upon the sale of the Baltimore Property (net of third party transaction costs, including without limitation, any taxes due upon such sale, all as estimated in good faith by General Partner and approved by Cabot, which approval will not be unreasonably withheld).  The “Baltimore Preferred Proceeds” means Baltimore Proceeds in excess of Thirty Million, Seven Hundred Thousand Dollars ($30,700,000).

(c)                                  If the tenant at the Baltimore Property commences payment of rent prior to June 1, 2006, then the Partnership shall pay, or cause to be paid,

(i)                                     to the Seller Representative, for payment to the Stockholders, an amount equal to the product of (A) 50% of the base rent collected from such tenant with respect to the period prior to June 1, 2006, multiplied by (B) the Seller Pro Rata Percentage,

(ii)                                  to each Cabot Limited Partner, their Preferred Percentage of 50% of the base rent collected from such tenant with respect to the period prior to June 1, 2006, and

(iii)          to the Partners, the remaining base rent collected from such tenant with respect to the period prior to June 1, 2006, pro rata in proportion to their Percentages.

6.5                                 CSFB Fee.  The Partnership has assumed the CSFB Agreement.  All amounts paid after date hereof to CSFB under the CSFB Agreement shall reduce distributions otherwise payable to Cabot pursuant to this Agreement.  Upon any complete disposition of Cabot’s interest in the Partnership, Cabot will be required to pay to the Partnership the remaining balance, if any, owed under the CSFB Agreement.

6.6                                 Withholding.  If the Partnership is required by law or regulation to withhold and pay to any taxing or other governmental authority any amount otherwise distributable to a Partner, the Partnership shall be entitled to withhold such amount and the amount so withheld shall for all purposes of this Agreement be treated as if distributed to such Partner.  If any such amount required to be withheld with respect to a Partner exceeds the distribution otherwise payable to such Partner, then such excess shall be treated as an advance against future distributions otherwise payable to such Partner by the Partnership, and upon disposition of a Partner’s interest in the Partnership, such Partner shall be required to repay any such outstanding advances associated with the interest being disposed of with an interest rate of 5%.

7.                                      Rights and Obligations of Partners

7.1                                 Limited Liability.  Except as otherwise provided in the Act, no Partner shall be obligated personally for any debt, obligation or liability of the Partnership or of any other Partner, whether arising in contract, tort or otherwise, solely by reason of being a Partner.

7.2                                 Authority.  Unless specifically authorized by the General Partner, no Partner that is not the General Partner shall be an agent of the Partnership or have any right, power or authority to act for or to bind the Partnership or to undertake or assume any obligation or responsibility of the Partnership or of any other Partner.  Cabot shall, however, have the rights specified in this Agreement, including without limitation, the rights to approve certain actions on the part of the Partnership and to require the Partnership to take certain actions as provided in this Agreement.

8.                                      Rights and Obligations of General Partner and Management of the Partnership

8.1                                 General Responsibilities.  Except as otherwise specifically provided in this Agreement, the General Partner shall have full responsibility and discretion in the day-to-day management and control of the business and affairs of the Partnership for the purposes stated in this Agreement.  The General Partner shall not take any action as to which Cabot has a right of approval without first obtaining such approval.

8.2                                 Contracts with Affiliates.  The Partnership shall not enter into any other contracts with, purchase goods or services from, or otherwise enter into a transaction with any GP Affiliate, except for an Allowed Asset Management Agreement, without the consent of Cabot which consent will not be unreasonably withheld.  “Allowed Asset Management Agreement” means an agreement between the Partnership and an Affiliate of the General Partner providing asset management services to the Partnership with a fee not in excess of 0.75% of the Cost Base plus CapEx.

8.3                                 Compensation and Expense Reimbursement.  The General Partner shall not receive any compensation for serving as General Partner.

8.4                                 Actions Requiring Cabot’s Consent.  As long as Cabot is a partner of the Partnership, the Partnership shall not take any of the following actions, without the prior approval of Cabot of the specific action:

(a)                                  sell any of the Properties listed on Schedule 8.4(a) prior to the date indicated on Schedule 8.4(a), except in the form of 1031 exchange that results in no gain or loss to the Partnership as reasonably determined by Cabot;

(b)                                 prepay any GP Affiliate Loan or amend the terms of any GP Affiliate Loan;

(c)                                  prepay any debt of the Partnership or any direct or indirect subsidiary of the Partnership other than the Subscription Facility (as defined in the Merger Agreement) or scheduled payments pursuant to the applicable loan documents;

(d)                                 acquire any additional real property or other material assets, except pursuant to a 1031 exchange pursuant to (a) above and except the Seattle Property;

(e)                                  fund any reserves for any purpose (other than reasonable reserves for contingent liabilities in connection with the sale of any Property) in excess of $0.10 per rentable square foot at the Properties per year;

(f)                                    pay for capital expenditures (including, without limitation, capital improvements or replacements at any Property, tenant improvement costs or allowances, and leasing commissions) from sources other than a GP Affiliate Loan and from reserves funded consistent with (e) above;

(g)                                 incur loans from a GP Affiliate in excess of CapEx plus 50% of Cost Base;

(h)                                 acquire interests in any entity;

(i)                                     enter into any new lines of business;

(j)                                     change the Partnership’s accounting method, either for financial or tax reporting purposes;

(k)                                  dissolve the Partnership;

(l)                                     enter into any merger, consolidation or conversion of legal form of the Partnership;

(m)                               initiate any proceeding under the Federal Bankruptcy Code or any similar law relating to the protection of creditors, or consent or acquiesce to the initiation against it of any such proceeding;

(n)                                 admit any additional partner to the Partnership; or

(o)                                 amend this Agreement.

8.5                                 Fiduciary Obligation of General Partner.  The Partners have not limited or eliminated any of the liabilities for a breach of contract or a breach of duties (including fiduciary duties) of the General Partner to the Cabot Limited Partners, except as otherwise provided in this Agreement.

8.6                                 Other Permitted Business.  Except as otherwise limited by this Agreement, the Partners may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments and serving as a general partner of other public or private real estate partnerships.  Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures shall not be deemed wrongful or improper.

9.                                      Transfers of Partnership Interests

9.1                                 Prohibition of Transfers.  Except as provided in Section 9.2, no Partner shall suffer or permit any transfer of or encumbrance upon such Partner’s interest in the Partnership without (a) the prior written approval of Cabot, in the case of transfers of interests of the General Partner, or (b) the prior written approval of the General Partner, in the case of transfers of a Cabot Limited Partner.  This section shall not apply to any transfers under the Put/Call Agreement.

9.2                                 Prohibition of Indirect Transfers.  There shall be no transfers of direct or indirect interests in the General Partner, except to a GP Affiliate and except for transfers of interests in DCT.  There shall be no transfers of direct or indirect interests in a Cabot Limited Partner to other than Robert Patterson, Andrew Ebbott, Franz Colloredo-Mansfeld, or Howard Hodgson or to trusts or entities controlled by them or to family members of such Cabot Limited Partner or trusts for the exclusive benefit of such family members or entities owned exclusively by such family members.

9.3                                 Non-Recognition of Certain Transfers.  Any transfer or assignment of any interest in the Partnership not permitted by this Agreement shall be ineffective and shall not be recognized by the Partnership.  Permitted transferees will be automatically admitted to the Partnership.

9.4                                 Withdrawal.  Except upon the permitted transfer by a Partner of its entire interest in the Partnership and the admission of such Partner’s transferee as a substituted partner in compliance with the terms of this Agreement, no Partner shall have the right to withdraw from the Partnership without the prior approval of both Cabot and the General Partner.  No Partner shall be entitled to the return of such Partner’s capital or any other payment upon withdrawal under Section 17-604 of the Act or otherwise.

10.                               General Partner Defaults; Termination

10.1                           Default and Remedies.  Each of the Partners has all of their rights under law and at equity to enforce this Agreement and to seek redress for a breach of this Agreement.

10.2                           Dissolution.  The Partnership shall be dissolved upon the occurrence of any of the following events:

(a)                                  unanimous written consent by the Partners to dissolve the Partnership;

(b)                                 the death, insanity, bankruptcy, retirement, resignation or expulsion of the sole remaining general partner except that the Partnership may be continued with the consent of all of the remaining Partners if such consent is given within ninety (90) days following such event; or

(c)                                  the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership have been distributed as provided herein and a certificate of cancellation of the Partnership has been filed with the Secretary of State of Delaware.

10.3                           Application of Assets.  In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs, including a sale of the assets of the Partnership in an orderly manner, and the remaining assets of the Partnership shall be applied in the manner and in the priority set forth in Section 6.2.

11.                               Indemnification of General Partner and Partners.

11.1                           Exculpation.  Neither the General Partner, any GP Affiliate, nor any principal, heir, executor, administrator, partner, member, stockholder, employee, employer, officer, director, manager, agent, successor or assign of any of the foregoing (including any person who serves at the request of the General Partner as a director, officer, manager, partner, employee or agent of another entity in which the Partnership has an interest as a security holder, creditor or otherwise) (each an “Indemnified Party”) shall have any liability to the Partnership, or any Partner for any loss suffered by the Partnership, or any Partner which arises out of any action or inaction of an Indemnified Party, unless such action or inaction (i) has an adverse effect upon the Partnership and (ii) constitutes fraud, gross negligence or willful misconduct of such Indemnified Party, was committed in bad faith or was the result of active and deliberate dishonesty on the part of such Indemnified Party.

11.2                           Indemnification.  Subject to the limitations contained in this Section, the Partnership shall indemnify each Indemnified Party against all losses, liabilities, damages and expenses incurred by such Indemnified Party as a result of any actions or omissions taken or omitted in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement or by reason of any action or omission taken or omitted on behalf of the Partnership.  Such indemnity shall cover, without implied limitation, judgments, settlements, fines, penalties and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before or threatened to be brought before any court or administrative body, in which an Indemnified Party may be or may have been involved as a party or otherwise, or with which it may have been threatened, by reason of being or having been an Indemnified Party, or by reason of any act or omission on behalf of the Partnership or otherwise taken or omitted in connection with providing services to the Partnership or the performance of the General Partner’s duties under this Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification pursuant to this Section with respect to any matter as to which such Indemnified Party shall have been finally adjudicated in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction, including, without limitation, in any action, suit or other proceeding commenced by any Limited Partner, to have committed an act or omission (i) having a material adverse effect on the Partnership and (ii) constituting fraud, gross negligence or willful misconduct, or which was committed in bad faith or was the result of active and deliberate dishonesty on the part of such Indemnified Party.  The right of indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which any Indemnified Party may be entitled and nothing contained in this Section shall limit any lawful rights to indemnification existing independently of this Section.

11.3                           Payment of Indemnification Expenses.  Prior to the final disposition of any claim or proceeding with respect to which any Indemnified Party may be entitled to indemnification hereunder, at the General Partner’s discretion the Partnership may pay to the Indemnified Party, in advance of such final disposition, an amount equal to all expenses of said Indemnified Party reasonably incurred in the defense of said claim or proceeding so long as the Partnership has received a written undertaking of said Indemnified Party to repay to the Partnership the amount so advanced if it shall be finally determined that said Indemnified Party was not entitled to indemnification hereunder.  Upon making full payment to an Indemnified Party for any indemnification claim hereunder, if the Indemnified Party has no continuing liability with respect to any claim or proceeding with respect to which such Indemnified Party may be entitled to indemnification hereunder, the Partnership shall be subrogated to the extent of such payment to any rights which the Indemnified Party may have to receive indemnification payments from other Persons with respect to the subject matter underlying such indemnification claim.

12.                               Miscellaneous

12.1                           Notices.  Any and all notices, consents, approvals and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing addressed to the recipient and delivered (a) in hand, (b) by mail, postage prepaid and registered with return receipt requested (c) by expedited commercial carrier which provides evidence of delivery or refusal, with all freight charges prepaid, or (d) by facsimile.  All notices and other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.  All such notices and other communications shall be addressed to the Partners at their respective addresses set forth on Schedule A or at such other addresses as any of them may designate by notice to the other Partners.

12.2                           Successor and Assigns.  The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

12.3                           Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.  In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

12.4                           Severability.  If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

12.5                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.  A facsimile signature attached to this Agreement shall be deemed an original counterpart.

12.6                           Entire Agreement.  This Agreement and the schedules attached hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior understandings or agreements between the parties.

12.7                           Titles.  Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.

12.8                           Further Assurances.  The Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

12.9                           Consent to Jurisdiction.  The Partners consents to the personal jurisdiction of the federal and state courts of the State of Delaware and agrees that service of process may be made upon the Partner by certified mail, return-receipt requested, or in any other manner permitted by law.  Each Partner agrees not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

12.10                     Amendments.  Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be effective unless reflected in a document executed and delivered by all of the current partners of the Partnership.

12.11                     Waiver of Jury Trial.  Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement thereof.

12.12                     Confidentiality.  Each Cabot Limited Partner shall and shall use its reasonable best efforts to cause each of their respective affiliates to, maintain all the information regarding the Partnership, in strict confidence in accordance with the procedures it uses to protect its own information of a similar nature and not disclose any such information to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (a) any such information which is or becomes publicly available through no fault of the Cabot Limited Partner or any of their affiliates, (b) any information which is legitimately received by the Cabot Limited Partners from a third party (provided such third party is not known by the Cabot Limited Partner to be bound by an obligation of confidentiality) and (c) any disclosure required by law or any governmental authority, so long as notice of such disclosure is given to the other Partners promptly upon a Cabot Limited Partner becoming aware of such requirement but in any event prior to making such disclosure, and the Cabot Limited Partners cooperate with each other may reasonably request to resist such disclosure.

Signed as of the date first set forth above.

GENERAL PARTNER:

CABOT INDUSTRIAL VALUE FUND, INC.

By:
Name:
Title:

CABOT:

CABOT INDUSTRIAL VALUE FUND MANAGER, LLC

By:	Cabot Properties, Inc., its Manager

By:
Name: Mark Bechard
Title: Chief Financial Officer and Senior Vice President

Signature Page to Second Amended and Restated Limited Partnership Agreement

OTHER LIMITED PARTNERS:
GUS Enterprises XII, LLC
By:
Name:
Title:

OTHER LIMITED PARTNERS:
Gordon Gund – Grant Gund Generation Skipping Trust
By:
Name:
Trustee:

OTHER LIMITED PARTNERS:
Gordon Gund - G. Zachary Gund Generation Skipping Trust
By:
Name:
Trustee:

OTHER LIMITED PARTNERS:

Ronald L. Skates

OTHER LIMITED PARTNERS:
Ellmore C. Patterson Partners
By:
Name:
Title:

OTHER LIMITED PARTNERS:
ACP Family Partnership L.P.

By:
Name:
Title:

OTHER LIMITED PARTNERS:

Arthur C. Patterson

OTHER LIMITED PARTNERS:

Homestake Partners L.P.
By:
Name:
Title:

OTHER LIMITED PARTNERS:
Burns3 LLC
By:
Name:
Title:

Schedule A
Partners

Partner Name	Notice Address	Percentage	Capital	Preferred Percentage
General Partner
Cabot Industrial Value Fund, Inc. (to be renamed DCT Industrial Value Fund I, Inc.)	c/o Dividend Capital Trust Inc. 518 17th Street, 17th Floor Denver, Colorado 80202	86.5646%	$274,420,792.02	0%
Cabot
Cabot Industrial Value Fund Manager, LLC	c/o Cabot Properties, Inc. Sixty State Street Boston, MA 02109	11.8489%	$37,562,665.02	22.1019%

Schedule A to Second Amended and Restated Limited Partnership Agreement

Other Limited Partners
GUS Enterprises XII, LLC	Mr. Ted Baker Gund Investments Corporation 14 Nassau Street Princeton, NJ 08542	0.9195%	$2,915,005.54	1.0287%
Gordon Gund – Grant Gund Generation Skipping Trust	Mr. Ted Baker Gund Investments Corporation 14 Nassau Street Princeton, NJ 08542	0.1151%	$364,767.05	0.1287%
Gordon Gund – G. Zachary Gund Generation Skipping Trust	Mr. Ted Baker Gund Investments Corporation 14 Nassau Street Princeton, NJ 08542	0.1151%	$364,767.05	0.1287%
Ronald L. Skates	Mr. Ronald L. Skates 4 Boardman Avenue Manchester-by-the Sea, MA 01944	0.1151%	$364,767.05	0.1287%
Ellmore C. Patterson Partners	Mr. Arthur C. Patterson c/o MainStreet CPA 124 N. Main Street, Suite 300 Forked River, NJ 08731	0.0536%	$170,015.90	0.0600%
ACP Family Partnership L.P.	Mr. Arthur C. Patterson c/o MainStreet CPA 124 N. Main Street, Suite 300 Forked River, NJ 08731	0.0536%	$170,015.90	0.0600%
Arthur C. Patterson	Mr. Arthur C. Patterson c/o MainStreet CPA 124 N. Main Street, Suite 300 Forked River, NJ 08731	0.0536%	$170,015.90	0.0600%
Homestake Partners L.P.	Mr. James R. Swartz c/o MainStreet CPA 124 N. Main Street, Suite 300 Forked River, NJ 08731	0.0536%	$170,015.90	0.0600%
Burns3 LLC	Mr. James R. Swartz c/o MainStreet CPA 124 N. Main Street, Suite 300 Forked River, NJ 08731	0.1073%	$340,031.79	0.1200%

Schedule 3.2
Form of Bottom Dollar Guarantee

PARTIAL LIMITED GUARANTY OF COLLECTION

THIS PARTIAL LIMITED GUARANTY OF COLLECTION (“Guaranty”) is made as of                   , 2005 by                                               (“Guarantor”), whose address is                                                                         , in favor of Dividend Capital Operating Partnership LP, a Delaware limited partnership (“Lender”).

RECITALS

A.                                   Cabot Industrial Value Fund, L.P., a Delaware limited partnership (to be renamed DCT Industrial Value Fund I, L.P., the “Borrower”) has executed and delivered to Lender a Promissory Note in the principal amount of $50,000,000 (the “Note”).

B.                                     Guarantor is a limited partner of the Borrower; and

C.                                     Lender is the holder of all right, title and interest in the Note;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.                                       Guarantor hereby guarantees to Lender, subject to the limitations set forth herein, the full and prompt payment when due, by acceleration or otherwise, of all obligations of the Borrower for principal and interest now or hereafter existing under the Note.  Any payments made by Guarantor hereunder shall be deemed to be capital contributions to the Borrower.

2.                                       Notwithstanding anything to the contrary set forth herein, Guarantor’s liability hereunder shall be limited to $                          (the Guarantor’s “Guaranty Maximum Amount”).

3.                                       (a)                                  If Lender exercises its rights under this Guaranty before exercising and exhausting all of the Collateral Rights, Lender shall bear the burden of proving that the Non-Guarantor Recovery would be less than the outstanding amount of principal and interest due under the Note.

(b)                                 As used herein, “Non-Guarantor Recovery” shall mean the sum of:

(i)                                     all amounts ultimately received, or which would be received, and the fair market value of all assets transferred, or which would be transferred, to Lender in full or partial satisfaction of the Note upon the exercise and exhaustion of any and all of Lender’s rights and remedies against the Borrower available under the Note and any other security instruments and agreements securing repayment of the Note (the “Collateral Rights”); and

Schedules to Second Amended and Restated Limited Partnership Agreement

(ii)                                  the sum of any and all other payments received by Lender, other than regularly scheduled payments due under the Note or payments from any other Partner Guarantor.

(c)                                  As used herein, “Partner Guarantor” shall mean any other guarantor who (x) is now or hereafter becomes a limited partner of the Borrower, and (y) executes a guaranty in substantially the form of this Guaranty which by its terms refers to, and specifies that it is intended to be pari passu with, this Guaranty.  Guarantor’s obligations hereunder are intended to be pari passu with those of the other Partner Guarantors.

4.                                       (a)                                  If Lender desires to exercise its rights hereunder, Lender shall send written notice (“Guaranty Notice”) to the Guarantor setting forth the Guarantor’s Guaranty Liability Amount.  Guarantor shall pay Lender his Guaranty Liability Amount owing hereunder within thirty days of the receipt of the Guaranty Notice.

(b)                                 For a Guarantor, the “Guaranty Liability Amount” shall be equal to the lesser of (i) the Guaranty Maximum Amount for the Guarantor and (ii) the product of a fraction having as its numerator the Guaranty Maximum Amount for the Guarantor, and as its denominator the current aggregate “Guaranty Maximum Amounts” for Guarantor and all other Partner Guarantors, multiplied by the Aggregate Guaranty Liability Amount.

(c)                                  The “Aggregate Guaranty Liability Amount” shall be computed as follows:

(i)                                     If the Non-Guarantor Recovery is less than the current aggregate Guaranty Maximum Amounts for Guarantor and all Partner Guarantors (“Aggregate Guaranty Maximum Amounts”), then the Aggregate Guaranty Liability Amount shall equal the excess of (a) the Aggregate Guaranty Maximum Amounts over (b) the Non-Guarantor Recovery; and

(ii)                                  If the Non-Guarantor Recovery is at least equal to the Aggregate Guaranty Maximum Amounts, then the Aggregate Guaranty Liability Amount is zero.

5.                                       Guarantor hereby waives any right of subrogation to Lender’s claims against the Borrower and any right of indemnity, reimbursement or contributions from the Borrower with respect to any payment made by Guarantor pursuant hereto.

6.                                       All additional demands, presentments, notices of protest and dishonor, and notices of every kind and nature, including those of any action or no action on the part of the Borrower, Lender or Guarantor, are expressly waived by Guarantor.  Lender may, at its election, foreclose upon any security held by it in one or more foreclosure sales, whether or not every aspect of such sale is commercially reasonable, without affecting or impairing the liability of Guarantor, except to the extent the indebtedness shall have been paid.  Guarantor waives any defense arising out of such an election, notwithstanding that such election may operate to impair or extinguish any right or any remedy of Guarantor against the Borrower or any security.

7.                                       Any notice or demand hereunder shall be in writing, may be delivered personally or sent by certified mail with postage prepaid, by reputable courier service with charges prepaid or by telecopier.  Any notice or demand sent by certified mail or reputable courier service shall be addressed to the parties at the addresses set forth below (as to the Guarantor) or in the Note (as to Lender).  Any notice or demand hereunder shall be deemed given when received.

8.                                       (a)                                  This Guaranty shall be a continuing Guaranty, and shall be binding upon, and enforceable against, Guarantor and Guarantor’s successors and assigns.

(b)                                 In the event of the death of Guarantor, or in the event of the death of the settlor of the inter vivos trust, if Guarantor is a revocable trust, this Guaranty shall automatically terminate and be of no further force or effect as of the date nine months after the occurrence of such death.

(c)                                  In the event of (i) a sale or other disposition by a Guarantor of all of his remaining interests in the Borrower to an unrelated third party in a transaction in which gain or loss is required to be recognized in its entirety for U.S. federal income tax purposes or (ii) a transfer by a Guarantor of all or a portion of his interests in the Borrower in a transaction pursuant to which the transferee assumes all or a portion of the Guarantor’s obligation under this Guaranty, this Guaranty (or, in the case of a transfer described in (ii), the portion hereof assumed by transferee) shall automatically terminate and be of no further force or effect as of the date of two hundred and seventy days after the date of such disposition.

(d)                                 Notwithstanding the foregoing, the obligations of the Guarantor shall not terminate under Section 8 in any case if, during the six-month period following such attempted termination, there has been:

(i)                                     an entry of a decree or order for relief in respect of the Borrower by a court having jurisdiction over a substantial part of the Borrower’s assets, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of the Borrower’s affairs in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law;

(ii)                                  the commencement against the Borrower of any involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

(iii)                               the commencement by the Borrower of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in any involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of the Borrower generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing;

provided further that after the passage of such six-month period, the obligations of Guarantor shall terminate as provided above at the first time that all of the conditions set forth in (i) through (iii) above are no longer in effect.

9.                                       Guarantor is fully aware of the financial condition of the Borrower, and is executing and delivering this Agreement based solely upon his own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender.  Guarantor assumes full responsibility for obtaining any additional information concerning the Borrower’s financial condition and any other matter pertinent thereto as it may desire, and it is not relying upon or expecting the Lender to furnish to him any information in the Lender’s possession concerning the same or any other matter.  Guarantor has no right to require the Lender to obtain or disclose any information with respect to the Note, the financial condition or character of the Borrower, any action or non-action on the part of the Lender or any other person, or any other matter, fact or occurrence whatsoever.  Lender may, from time to time, without notice to or consent of Guarantor, agree to any amendment, waiver, modification or alteration of the Note or its Collateral Rights, including, without limitation, renewal, extension, waiver or variation of the maturity of the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any guarantor or endorser and acceptance or release of any security for such obligation.

IN WITNESS WHEREOF, this Guaranty is executed and delivered as of the date first written above.

GUARANTOR

Address:

Schedule 8.4(a)
Properties Subject to Sale Restrictions

Schedule 8.4(a)

State	Seller Subsidiary	Earliest Sale Date	Seller’s Properties

GA	CIVF I - GA1W14, LLC	10/01/05	5025 South Royal Atlanta Drive
GA	CIVF I - GA1W15-W23, LLC	12/31/05	6300 Jimmy Carter Blvd
GA		12/31/05	6290 Jimmy Carter Blvd
GA		12/31/05	6190 Regency Parkway
GA		12/31/05	6230 Regency Parkway
GA		12/31/05	6350 Regency Parkway
GA		12/31/05	6400 Regency Parkway
GA		12/31/05	6375 Regency Parkway
GA		12/31/05	6325 Regency Parkway
GA		12/31/05	6215 Regency Parkway
GA	CIVF I - GA1W24, LLC	01/10/06	7340 McGinnis Ferry Road
GA	CIVF I - GA1W25, LLC	02/11/06	296 Southfield Parkway
IL	CIVF I - IL1M03, LLC	02/04/06	12301-12325 Laramie Ave
MA	CIVF I - MA1M01, LLC	08/15/05	275 Wildwood Avenue
MD	CIVF I - MD1M02 & MD1M03, LLC	368 days after tenant occupancy	7401 Coca Cola Drive
MD	CIVF I - MD1M04, LLC	12/19/05	8779 Greenwood Place
NJ	CIVF I - NJ1B01, LLC	11/21/05	200 Helen Street
NJ	CIVF I - NJ1B02, LLC	11/01/05	47 Brunswick Ave
NJ	CIVF I - NJ1W02, LLC	02/25/06	2301 Cottontail Lane
OH	CIVF I - OH1B02, LLC	368 days after tenant occupancy	1450 Commodity Blvd
OH	CIVF I - OH1B03, LLC	12/18/05	4531 Industrial Drive
TX	CIVF I - TX1L03, LP	12/13/05	Northpoint LAND
TX	CIVF I - TX1L04, LP	12/13/05	AmberPoint LAND
TX	CIVF I - TX1B01 & B02, M02-M05,	07/26/05	Esters Blvd - LAND
TX	W04, W07-W10, L.P.	10/04/05	1225 North 28th Avenue
TX		10/04/05	2700 Esters Blvd
TX		10/04/05	1132 Valwood Parkway
TX		07/26/05	1100 Royal Lane
TX		07/26/05	8300 Esters Blvd
TX		07/26/05	8304 Esters Blvd
TX		07/26/05	8400 Esters Blvd
TX		07/26/05	8404 Esters Blvd
TX	CIVF I - TX1W11-TX1W17, LP	12/25/05	14934 Webb Chapel Road
TX		12/25/05	3212 Belt Line Road
TX		12/25/05	3210 Belt Line Road
TX		12/25/05	3208 Belt Line Road
TX		12/25/05	3214 Belt Line Road
TX		12/25/05	3216 Belt Line Road
TX		12/25/05	3218 Belt Line Road
TX	CIVF I - TX1W18 & TX1W19, LP	12/25/05	2270 Springlake Road
TX		12/25/05	2290 Springlake Road

State	Seller Subsidiary	Earliest Sale Date	Seller’s Properties
TX	CIVF I - TX1W20 & TX1W21, LP	12/25/05	1313 Valwood Parkway
TX		12/25/05	1321 Valwood Parkway
TX	CIVF I - TX1W22, LP	02/11/06	1775 Hurd Drive
TX	CIVF I - TX1W23, LP	01/08/06	1515 Champion Drive
WA	CIVF I - WA1B01, LLC	04/23/06	800 SW 27th Street
WA	CIVF I - WA1M05 & M06, LLC	10/04/05	6307-6215 South 228th Street
WA		10/04/05	7620 South 192nd Street
WA	CIVF I - WA1M07, LLC	368 days after acquisition	6804-6930 South 212th Street